Exhibit 99.1

Mercantile Bank Corporation Announces Robust Fourth Quarter and Full-Year 2024 Results

Strong commercial loan and local deposit growth, notable increase in noninterest income, and ongoing strength in asset quality metrics highlight the year

GRAND RAPIDS, Mich., January 21, 2025 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $19.6 million, or $1.22 per diluted share, for the fourth quarter of 2024, compared with net income of $20.0 million, or $1.25 per diluted share, for the respective prior-year period.  For the full-year 2024, Mercantile reported net income of $79.6 million, or $4.93 per diluted share, compared with net income of $82.2 million, or $5.13 per diluted share, for the full-year 2023.

“We are very pleased to report another year of solid financial results,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “Our strong operating performance was fueled by robust commercial loan and local deposit growth, ongoing strength in asset quality metrics, a healthy net interest margin, and a significant increase in noninterest income.  As evidenced by the noteworthy increases in commercial loans and local deposits, our team members remain committed to meeting the needs of existing clients and attracting new customers while building mutually beneficial relationships.  During 2024, we successfully executed several strategic initiatives, including lowering our loan-to-deposit ratio and increasing our on-balance sheet liquidity.  We believe our strong overall financial standing and commercial loan funding opportunities position us to effectively meet challenges arising from changing operating environments.”

Full-year highlights include:

●	Significant reduction in the loan-to-deposit ratio
●	Strong local deposit growth
●	Noteworthy commercial loan portfolio expansion
●	Sustained strength in commercial loan pipeline
●	Notable increases in mortgage banking and treasury management income
●	Ongoing low levels of nonperforming assets, past due loans, and loan charge-offs
●	Announced an increased first quarter 2025 regular cash dividend
●	Contributed $1.7 million to The Mercantile Bank Foundation

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $58.5 million during the fourth quarter of 2024, up $1.6 million, or 2.8 percent, from $56.9 million during the prior-year fourth quarter.  Net interest income during the fourth quarter of 2024 was $48.4 million, down $0.3 million, or 0.6 percent, from $48.7 million during the respective 2023 period as growth in earning assets was more than offset by a lower net interest margin.  Noninterest income totaled $10.2 million during the fourth quarter of 2024, up $1.9 million, or 22.6 percent, from $8.3 million during the fourth quarter of 2023.  The increase in noninterest income primarily reflected higher levels of mortgage banking income, treasury management fees, bank owned life insurance income, and payroll service fees.

The net interest margin was 3.41 percent in the fourth quarter of 2024, down from 3.92 percent in the prior-year fourth quarter.  The yield on average earning assets was 5.81 percent during the current-year fourth quarter, a decrease from 5.95 percent during the respective 2023 period.  The lower yield primarily resulted from a decreased yield on loans and a change in earning asset mix.  The yield on loans was 6.41 percent during the fourth quarter of 2024, down from 6.53 percent during the fourth quarter of 2023 mainly due to lower interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) lowering the targeted federal funds rate.  The FOMC decreased the targeted federal funds rate by 50 basis points in September of 2024 and 25 basis points in each of November and December of 2024, during which time average variable-rate commercial loans represented approximately 73 percent of average total commercial loans.  Reflecting the success of a strategic initiative to increase on-balance sheet liquidity, higher-yielding loans represented a reduced percentage of earning assets and lower-yielding securities and interest-earning deposits accounted for an increased percentage of earning assets in the fourth quarter of 2024 compared to the fourth quarter of 2023.

The cost of funds was 2.40 percent in the fourth quarter of 2024, up from 2.03 percent in the fourth quarter of 2023 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment stemming from the FOMC’s actions to curb elevated inflation levels.  A change in funding mix, mainly comprising of a decline in average noninterest-bearing and lower-cost deposits and an increase in average higher-cost money market accounts and time deposits, also contributed to the higher cost of funds.  The growth in money market accounts and time deposits reflected new deposit relationships, increases in existing deposit relationships, and deposit migration.

Net revenue was $231 million during 2024, up $5.8 million, or 2.6 percent, from $226 million during 2023.  Net interest income during 2024 was $191 million, down $2.5 million, or 1.3 percent, from $194 million during 2023 as growth in earning assets, most notably in loans, and a higher yield on earning assets was more than offset by an increased cost of funds.  Noninterest income totaled $40.4 million during 2024, up $8.2 million, or 25.7 percent, from $32.2 million during 2023.  The increase in noninterest income primarily reflected higher levels of mortgage banking income, treasury management fees, bank owned life insurance income, and payroll service fees.

The net interest margin was 3.58 percent in 2024, down from 4.05 percent in 2023.  The yield on average earning assets was 6.02 percent during 2024, an increase from 5.68 percent during the prior year.  The higher yield on average earning assets mainly resulted from an increased yield on loans.  The yield on loans was 6.61 percent during 2024, up from 6.25 percent during 2023 primarily due to higher interest rates on variable-rate commercial loans stemming from the FOMC raising the targeted federal funds rate in an effort to reduce elevated inflation levels and a significant level of commercial loans being originated over the past 24 months in the higher interest rate environment.  The FOMC increased the targeted federal funds rate by 100 basis points during the period of February 2023 through July 2023, during which time average variable-rate commercial loans represented approximately 65 percent of average total commercial loans.  The positive impact of the rate hikes was partially mitigated by the FOMC’s lowering of the targeted federal funds rate by 100 basis points during the last four months of 2024.

The cost of funds was 2.44 percent in 2024, up from 1.63 percent in 2023 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment.  A change in funding mix, mainly consisting of a decrease in average noninterest-bearing and lower-cost deposits and an increase in average higher-cost money market accounts and time deposits, also contributed to the higher cost of funds.  The increases in money market accounts and time deposits stemmed from new deposit relationships, growth in existing deposit relationships, and deposit migration.

Mercantile recorded provisions for credit losses of $1.5 million and $1.8 million during the fourth quarters of 2024 and 2023, respectively.  During all of 2024 and 2023, Mercantile recorded provisions for credit losses of $7.4 million and $7.7 million, respectively.  The provision expense recorded during the current-year fourth quarter primarily reflected an increased allocation from slower prepayment speeds on residential mortgage loans, allocations necessitated by net loan growth, and environmental factor allocations, which were partially offset by a reduction in the calculated allowance resulting from the sale of residential mortgage loans previously held for investment and an improved economic forecast.  The provision expense recorded during 2024 mainly reflected allocations necessitated by net loan growth, individual allocations made for two deteriorated commercial loan relationships, changes in qualitative factors, and an increased allocation stemming from slower prepayments speeds on residential mortgage loans, which were partially offset by lower loan loss rates.  The provision expense recorded during the 2023 periods primarily reflected allocations necessitated by net loan growth, slower residential mortgage loan prepayment rates and the associated extended average life of the portfolio, and changes in environmental factors reflecting heightened inherent risk in the commercial construction loan portfolio.

Noninterest income totaled $10.2 million during the fourth quarter of 2024, up $1.9 million, or 22.6 percent, from $8.3 million during the respective 2023 period.  Noninterest income during 2024 was $40.4 million, up $8.2 million, or 25.7 percent, from $32.2 million during 2023.  The increases mainly reflected growth in mortgage banking income, treasury management fees, bank owned life insurance income, and payroll service fees.  Revenue generated from an investment in a private equity fund also contributed to the increased level of noninterest income during 2024.  The higher levels of mortgage banking income primarily resulted from increases in the percentage of loans originated with the intent to sell, which equaled approximately 83 percent and 78 percent during the current-year fourth quarter and full-year 2024, respectively, compared to approximately 67 percent and 53 percent during the respective 2023 periods, and total loan originations, which were up approximately 37 percent and 25 percent during the fourth quarter of 2024 and all of 2024, respectively, compared to the corresponding 2023 periods.  Noninterest income during 2024 included bank owned life insurance claims totaling $0.7 million.

Noninterest expense totaled $33.8 million during the fourth quarter of 2024, compared to $29.9 million during the prior-year fourth quarter.  Noninterest expense totaled $126 million during 2024, compared to $115 million during 2023.  The increases during the 2024 periods mainly resulted from larger salary and benefit costs, reflecting annual merit pay increases, market adjustments, higher residential mortgage lender commissions and incentives, lower residential mortgage loan deferred salary costs, increased bonus accruals, higher payroll taxes, and increased health insurance claims.  Higher levels of data processing costs, primarily reflecting increased transaction volume and software support costs, also contributed to the rises in noninterest expense during both 2024 periods.  Reduced credit reserves for unfunded loan commitments and interest rate swap collateral holding costs during the fourth quarter of 2024 and full-year 2024 compared to the respective 2023 periods partially mitigated the increases in overhead costs noted above.  Noninterest expense during 2024 and 2023 included contributions to The Mercantile Bank Foundation totaling $1.7 million and $0.7 million, respectively, while overhead costs during 2023 included a $0.4 million write-down of a former branch facility.

Mr. Reitsma commented, “The significant growth in mortgage banking income during the 2024 periods mainly reflected the successful execution of a strategic initiative to increase the percentage of loans originated with the intent to sell and notable growth in loan production.  We are pleased with the increases in treasury management fees and payroll services income, which primarily resulted from customers’ expanded use of products and services. Our net interest margin, although falling as anticipated due to higher costs of deposits and borrowings, a change in funding mix, and a change in earning asset mix reflecting our success in lowering the loan-to-deposit ratio and increasing on-balance sheet liquidity, remained healthy during 2024.  Growth in earning assets largely offset the negative impact of the reduced net interest margin, providing for only a slight decline in net interest income.  Overhead cost constraint remains an important priority, and we will continue our efforts to enhance operating efficiency while expanding the balance sheet and continuing to provide our customers with extraordinary service and a wide selection of market-leading products and services to meet their needs.”

Balance Sheet

As of December 31, 2024, total assets were $6.05 billion, up $699 million from December 31, 2023.  Total loans increased $297 million, or 6.9 percent, during 2024, mainly reflecting growth in commercial loans of $292 million.  Commercial loans, which grew 8.5 percent during 2024, increased despite the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $88 million and $194 million during the fourth quarter and all of 2024, respectively.  The payoffs and paydowns primarily stemmed from customers using excess cash flows generated within their operations to make line of credit and unscheduled term loan principal paydowns, as well as from sales of assets.  Other consumer loans were up $14.8 million, and residential mortgage loans declined $9.8 million during 2024.  Interest-earning deposits and securities available for sale grew $276 million and $113 million, respectively, during 2024, with the increases in large part reflecting the success of a strategic initiative to grow the local deposit base.

As of December 31, 2024, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $245 million and $30 million, respectively.

Mr. Reitsma noted, “The solid growth in commercial loans during 2024, which occurred despite elevated levels of partial paydowns and payoffs, stemmed from a mixture of expanded existing client relationships and acquired new customer relationships.  The growth in commercial loans, local deposits, treasury management fees, and payroll services income reflects our sales team’s success in further developing current client relationships and securing the complete banking relationships of new customers.  We believe commercial loan originations will be robust in future periods based on the strength of our current pipeline and the level of credit availability on construction and development loans.  Growing the local deposit base will continue to be a key area of focus as we continue our efforts to reduce our loan-to-deposit ratio and limit the use of wholesale funds as a funding source for projected loan growth.”

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 55 percent of total commercial loans as of December 31, 2024, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits as of December 31, 2024, were $4.70 billion, up $797 million, or 20.4 percent, from December 31, 2023.  Local deposits increased $816 million during 2024, while brokered deposits decreased $18.7 million.  The growth in local deposits during 2024 provided for a reduction in the loan-to-deposit ratio from 110 percent as of December 31, 2023, to 98 percent as of year-end 2024.  The increase in local deposits during 2024, which occurred in spite of the usual level of seasonal noninterest-bearing deposit withdrawals by customers to make bonus and tax payments and partnership distributions, reflected a combination of growth in existing deposit relationships and new deposit relationships.  Wholesale funds were $537 million, or approximately 10 percent of total funds, at December 31, 2024, compared to $636 million, or approximately 14 percent of total funds, at December 31, 2023.  Noninterest-bearing checking accounts represented approximately 27 percent of total deposits as of December 31, 2024.

Asset Quality

Nonperforming assets totaled $5.7 million, or less than 0.1 percent of total assets, at December 31, 2024, compared to $9.9 million, or 0.2 percent of total assets, at September 30, 2024, and $3.6 million, or less than 0.1 percent of total assets, at December 31, 2023.  The level of past due loans remains nominal.  During the fourth quarter of 2024, loan charge-offs totaled $3.8 million while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan charge-offs of $3.6 million, or an annualized 0.3 percent of average total loans.  During the full-year 2024, loan charge-offs totaled $3.8 million while recoveries of prior period loan charge-offs equaled $0.9 million, providing for net loan charge-offs of $2.9 million, or less than 0.1 percent of average total loans.  Loan charge-offs during the fourth quarter of 2024 and full-year 2024 almost entirely consisted of a charge-off related to a deteriorated commercial loan relationship that was placed on nonaccrual and fully reserved for during the second quarter of 2024.

Mr. Reitsma remarked, “Our asset quality metrics remained strong during 2024, reflecting our steadfast commitment to underwriting loans in a sound and disciplined manner, along with our commercial borrowers’ demonstrated abilities to effectively operate during periods of shifting economic and operating conditions.  Nonperforming assets, past due loans, and loan charge-offs remain at low levels.  We believe our robust loan review program and intense focus on the early identification and reporting of deteriorating commercial loan relationships will allow us to detect any emerging credit issues and constrain the impact of such on our overall financial condition.  As reflected by ongoing low delinquency and charge-off levels, our residential mortgage and consumer loan portfolios continue to perform well.”

Capital Position

Shareholders’ equity totaled $585 million as of December 31, 2024, up $62.4 million from December 31, 2023.  Mercantile Bank maintained “well-capitalized” positions at the end of both 2024 and 2023, with total risk-based capital ratios of 13.9 percent and 13.4 percent, respectively.  As of December 31, 2024, Mercantile Bank had approximately $214 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile Bank’s investments are categorized as available-for-sale.  As of December 31, 2024, the net unrealized loss on these investments totaled $63.1 million, resulting in an after-tax reduction to equity capital of $49.8 million.  As of December 31, 2023, the net unrealized loss on these investments totaled $63.9 million, resulting in an after-tax reduction to equity capital of $50.5 million.  Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, Mercantile Bank’s excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $166 million on an adjusted basis as of December 31, 2024.

Mercantile reported 16,146,374 total shares outstanding at December 31, 2024.

Mr. Reitsma concluded, “As demonstrated by our Board of Directors’ declaration of an increased first quarter 2025 regular cash dividend, we remain committed to building shareholder value through meaningful cash returns while providing support for ongoing loan growth.  Our robust capital position and operating results, combined with expected commercial loan portfolio expansion, should enable us to effectively address any issues resulting from changing economic environments.  As evidenced by the notable increases in commercial loans and local deposits during 2024, our community banking philosophy and associated focus on fostering mutually beneficial relationships have been successful in maintaining existing customer relationships and acquiring new customer relationships.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced fourth quarter 2024 conference call on Tuesday, January 21, 2025, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units. Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities it serves, Mercantile is one of the largest Michigan-based banks with assets of approximately $6.0 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."  For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Ray Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Fourth Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2024	2023	2022
ASSETS
Cash and due from banks	$56,991	$70,408	$61,894
Interest-earning deposits	336,019	60,125	34,878
Total cash and cash equivalents	393,010	130,533	96,772

Securities available for sale	730,352	617,092	602,936
Federal Home Loan Bank stock	21,513	21,513	17,721
Mortgage loans held for sale	15,824	18,607	3,565

Loans	4,600,781	4,303,758	3,916,619
Allowance for credit losses	(54,454)	(49,914)	(42,246)
Loans, net	4,546,327	4,253,844	3,874,373

Premises and equipment, net	53,427	50,928	51,476
Bank owned life insurance	93,839	85,668	80,727
Goodwill	49,473	49,473	49,473
Other assets	148,396	125,566	95,576

Total assets	$6,052,161	$5,353,224	$4,872,619

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,264,523	$1,247,640	$1,604,750
Interest-bearing	3,433,843	2,653,278	2,108,061
Total deposits	4,698,366	3,900,918	3,712,811

Securities sold under agreements to repurchase	121,521	229,734	194,340
Federal Home Loan Bank advances	387,083	467,910	308,263
Subordinated debentures	50,330	49,644	48,958
Subordinated notes	89,314	88,971	88,628
Accrued interest and other liabilities	121,021	93,902	78,211
Total liabilities	5,467,635	4,831,079	4,431,211

SHAREHOLDERS' EQUITY
Common stock	299,705	295,106	290,436
Retained earnings	334,646	277,526	216,313
Accumulated other comprehensive income/(loss)	(49,825)	(50,487)	(65,341)
Total shareholders' equity	584,526	522,145	441,408

Total liabilities and shareholders' equity	$6,052,161	$5,353,224	$4,872,619

Mercantile Bank Corporation
Fourth Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
INTEREST INCOME
Loans, including fees	$73,758	$68,876	$293,163	$253,108
Investment securities	4,792	3,312	16,034	12,704
Interest-earning deposits	3,937	1,615	12,305	5,546
Total interest income	82,487	73,803	321,502	271,358

INTEREST EXPENSE
Deposits	26,874	19,015	101,395	55,444
Short-term borrowings	2,086	781	7,717	2,847
Federal Home Loan Bank advances	3,150	3,252	13,018	11,367
Other borrowed money	2,016	2,106	8,286	8,155
Total interest expense	34,126	25,154	130,416	77,813

Net interest income	48,361	48,649	191,086	193,545

Provision for credit losses	1,500	1,800	7,400	7,700

Net interest income after provision for credit losses	46,861	46,849	183,686	185,845

NONINTEREST INCOME
Service charges on accounts	1,866	1,543	6,842	4,954
Mortgage banking income	3,611	1,766	12,301	7,595
Credit and debit card income	2,177	2,197	8,821	8,914
Interest rate swap income	717	1,224	3,210	3,946
Payroll services	763	601	3,058	2,509
Earnings on bank owned life insurance	497	276	2,555	1,500
Other income	541	693	3,602	2,725
Total noninterest income	10,172	8,300	40,389	32,143

NONINTEREST EXPENSE
Salaries and benefits	21,482	18,400	77,924	68,801
Occupancy	1,989	2,521	8,643	9,150
Furniture and equipment	926	871	3,716	3,464
Data processing costs	3,630	2,537	13,772	11,618
Charitable foundation contributions	1,000	250	1,708	666
Other expense	4,779	5,361	20,026	21,590
Total noninterest expense	33,806	29,940	125,789	115,289

Income before federal income tax expense	23,227	25,209	98,286	102,699

Federal income tax expense	3,601	5,179	18,693	20,482

Net Income	$19,626	$20,030	$79,593	$82,217

Basic earnings per share	$1.22	$1.25	$4.93	$5.13
Diluted earnings per share	$1.22	$1.25	$4.93	$5.13

Average basic shares outstanding	16,142,578	16,044,223	16,130,696	16,015,678
Average diluted shares outstanding	16,142,578	16,044,223	16,130,696	16,015,678

Mercantile Bank Corporation
Fourth Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2024	2024	2024	2024	2023
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2024	2023
EARNINGS
Net interest income	$48,361	48,292	47,072	47,361	48,649	191,086	193,545
Provision for credit losses	$1,500	1,100	3,500	1,300	1,800	7,400	7,700
Noninterest income	$10,172	9,667	9,681	10,868	8,300	40,389	32,143
Noninterest expense	$33,806	32,303	29,737	29,944	29,940	125,789	115,289
Net income before federal income
tax expense	$23,227	24,556	23,516	26,985	25,209	98,286	102,699
Net income	$19,626	19,618	18,786	21,562	20,030	79,593	82,217
Basic earnings per share	$1.22	1.22	1.17	1.34	1.25	4.93	5.13
Diluted earnings per share	$1.22	1.22	1.17	1.34	1.25	4.93	5.13
Average basic shares outstanding	16,142,578	16,138,320	16,122,813	16,118,858	16,044,223	16,130,696	16,015,678
Average diluted shares outstanding	16,142,578	16,138,320	16,122,813	16,118,858	16,044,223	16,130,696	16,015,678

PERFORMANCE RATIOS
Return on average assets	1.30%	1.35%	1.36%	1.61%	1.52%	1.40%	1.62%
Return on average equity	13.36%	13.73%	13.93%	16.41%	16.04%	14.35%	17.24%
Net interest margin (fully tax-equivalent)	3.41%	3.52%	3.63%	3.74%	3.92%	3.58%	4.05%
Efficiency ratio	57.76%	55.73%	52.40%	51.42%	52.57%	54.34%	51.08%
Full-time equivalent employees	668	653	670	642	651	668	651

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.41%	6.69%	6.64%	6.65%	6.53%	6.61%	6.25%
Yield on securities	2.62%	2.43%	2.30%	2.20%	2.18%	2.40%	2.06%
Yield on interest-earning deposits	4.66%	5.37%	5.28%	5.35%	5.31%	5.19%	5.14%
Yield on total earning assets	5.81%	6.08%	6.07%	6.06%	5.95%	6.02%	5.68%
Yield on total assets	5.49%	5.73%	5.72%	5.72%	5.61%	5.68%	5.36%
Cost of deposits	2.36%	2.52%	2.42%	2.25%	1.94%	2.40%	1.48%
Cost of borrowed funds	3.73%	3.75%	3.56%	3.51%	3.15%	3.65%	2.90%
Cost of interest-bearing liabilities	3.30%	3.53%	3.40%	3.27%	2.96%	3.38%	2.47%
Cost of funds (total earning assets)	2.40%	2.56%	2.44%	2.32%	2.03%	2.44%	1.63%
Cost of funds (total assets)	2.27%	2.41%	2.31%	2.19%	1.91%	2.30%	1.54%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$121,010	160,944	122,728	79,930	88,187	484,612	386,343
Purchase/construction mortgage loans originated	$82,212	122,747	103,939	57,668	75,365	366,566	326,554
Refinance mortgage loans originated	$38,798	38,197	18,789	22,262	12,822	118,046	59,789
Mortgage loans originated with intent to sell	$100,628	128,678	91,490	59,280	59,135	380,076	204,078
Income on sale of mortgage loans	$3,768	3,376	2,487	2,064	1,487	11,695	6,393

CAPITAL
Tangible equity to tangible assets	8.91%	9.10%	9.03%	8.99%	8.91%	8.91%	8.91%
Tier 1 leverage capital ratio	10.60%	10.68%	10.85%	10.88%	10.84%	10.60%	10.84%
Common equity risk-based capital ratio	10.66%	10.53%	10.46%	10.41%	10.07%	10.66%	10.07%
Tier 1 risk-based capital ratio	11.54%	11.42%	11.36%	11.33%	10.99%	11.54%	10.99%
Total risk-based capital ratio	14.17%	14.13%	14.10%	14.05%	13.69%	14.17%	13.69%
Tier 1 capital	$633,134	618,038	602,835	587,888	570,730	633,134	570,730
Tier 1 plus tier 2 capital	$777,857	764,653	748,097	729,410	710,905	777,857	710,905
Total risk-weighted assets	$5,487,886	5,411,628	5,306,911	5,190,106	5,192,970	5,487,886	5,192,970
Book value per common share	$36.20	36.14	34.15	33.29	32.38	36.20	32.38
Tangible book value per common share	$33.14	33.07	31.09	30.22	29.31	33.14	29.31
Cash dividend per common share	$0.36	0.36	0.35	0.35	0.34	1.42	1.34

ASSET QUALITY
Gross loan charge-offs	$3,787	10	26	15	53	3,838	863
Recoveries	$150	92	296	439	160	977	832
Net loan charge-offs (recoveries)	$3,637	(82)	(270)	(424)	(107)	$2,861	31
Net loan charge-offs to average loans	0.31%	(0.01%)	(0.02%)	(0.04%)	(0.01%)	0.06%	< 0.01%
Allowance for credit losses	$54,454	56,590	55,408	51,638	49,914	54,454	49,914
Allowance to loans	1.18%	1.24%	1.25%	1.19%	1.16%	1.18%	1.16%
Nonperforming loans	$5,743	9,877	9,129	6,040	3,415	5,743	3,415
Other real estate/repossessed assets	$0	0	0	200	200	0	200
Nonperforming loans to total loans	0.12%	0.22%	0.21%	0.14%	0.08%	0.12%	0.08%
Nonperforming assets to total assets	0.09%	0.17%	0.16%	0.11%	0.07%	0.09%	0.07%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$97	100	1	1	1	97	1
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$2,878	3,008	2,288	3,370	3,095	2,878	3,095
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$42	0	0	200	270	42	270
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$2,726	6,769	6,840	2,669	249	2,726	249
Consumer assets	$0	0	0	0	0	0	0
Total nonperforming assets	$5,743	9,877	9,129	6,240	3,615	5,743	3,615

NONPERFORMING ASSETS - RECON
Beginning balance	$9,877	9,129	6,240	3,615	5,940	3,615	7,728
Additions	$224	906	4,570	2,802	2,166	8,502	7,925
Return to performing status	$(102)	0	0	0	0	(102)	(31)
Principal payments	$(515)	(158)	(1,481)	(177)	(4,402)	(2,331)	(10,609)
Sale proceeds	$0	0	(200)	0	(51)	(200)	(712)
Loan charge-offs	$(3,741)	0	0	0	(38)	(3,741)	(686)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$5,743	9,877	9,129	6,240	3,615	5,743	3,615

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,287,308	1,312,774	1,275,745	1,222,638	1,254,586	1,287,308	1,254,586
Land development & construction	$66,936	66,374	76,247	75,091	74,752	66,936	74,752
Owner occupied comm'l R/E	$748,837	746,714	732,844	719,338	717,667	748,837	717,667
Non-owner occupied comm'l R/E	$1,128,404	1,095,988	1,059,052	1,045,614	1,035,684	1,128,404	1,035,684
Multi-family & residential rental	$475,819	426,438	389,390	366,961	332,609	475,819	332,609
Total commercial	$3,707,304	3,648,288	3,533,278	3,429,642	3,415,298	3,707,304	3,415,298
Retail:
1-4 family mortgages	$827,597	844,093	849,626	840,653	837,407	827,597	837,407
Other consumer	$65,880	60,637	55,341	51,711	51,053	65,880	51,053
Total retail	$893,477	904,730	904,967	829,364	888,460	893,477	888,460
Total loans	$4,600,781	4,553,018	4,438,245	4,322,006	4,303,758	4,600,781	4,303,758

END OF PERIOD BALANCES
Loans	$4,600,781	4,553,018	4,438,245	4,322,006	4,303,758	4,600,781	4,303,758
Securities	$751,865	724,888	669,420	630,666	638,605	751,865	638,605
Interest-earning deposits	$336,019	240,780	135,766	184,625	60,125	336,019	60,125
Total earning assets (before allowance)	$5,688,665	5,518,686	5,243,431	5,137,297	5,002,488	5,688,665	5,002,488
Total assets	$6,052,161	5,917,127	5,602,388	5,465,953	5,353,224	6,052,161	5,353,224
Noninterest-bearing deposits	$1,264,523	1,182,219	1,119,888	1,134,995	1,247,640	1,264,523	1,247,640
Interest-bearing deposits	$3,433,843	3,273,679	3,026,686	2,872,815	2,653,278	3,433,843	2,653,278
Total deposits	$4,698,366	4,455,898	4,146,574	4,007,810	3,900,918	4,698,366	3,900,918
Total borrowed funds	$649,528	778,669	789,327	815,744	837,335	649,528	837,335
Total interest-bearing liabilities	$4,083,371	4,052,348	3,816,013	3,688,559	3,490,613	4,083,371	3,490,613
Shareholders' equity	$584,526	583,311	551,151	536,644	522,145	584,526	522,145

AVERAGE BALANCES
Loans	$4,565,837	4,467,365	4,396,475	4,299,163	4,184,070	4,432,671	4,046,815
Securities	$742,145	699,872	640,627	634,099	618,517	679,415	626,842
Interest-earning deposits	$330,490	284,187	182,636	150,234	118,996	237,272	106,515
Total earning assets (before allowance)	$5,638,472	5,451,424	5,219,738	5,083,496	4,921,583	5,349,358	4,780,172
Total assets	$5,967,036	5,781,111	5,533,262	5,384,675	5,224,238	5,667,655	5,063,693
Noninterest-bearing deposits	$1,188,561	1,191,642	1,139,887	1,175,884	1,281,201	1,174,082	1,372,840
Interest-bearing deposits	$3,335,477	3,145,799	2,957,011	2,790,308	2,600,703	3,058,151	2,384,075
Total deposits	$4,524,038	4,337,441	4,096,898	3,966,192	3,881,904	4,232,233	3,756,915
Total borrowed funds	$770,838	796,077	800,577	816,848	773,491	796,016	771,286
Total interest-bearing liabilities	$4,106,315	3,941,876	3,757,588	3,607,156	3,374,194	3,854,167	3,155,361
Shareholders' equity	$582,829	566,852	540,868	527,180	495,431	554,544	477,027